Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated as of April 17 , 2017 is made and entered into by and between Synergy Pharmaceuticals, Inc., a company incorporated under the laws of the state of Delaware (the “Company”), and Gary G. Gemignani, an individual (the “Executive”).

WITNESSETH:

The Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

In consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1                               Duties and Responsibilities. Executive shall serve as Executive Vice President, Chief Financial Officer.  During the Employment Term (as defined below), Executive shall perform all duties and accept all responsibilities incident to such position and other appropriate duties as may be assigned to Executive by the Company’s Chief Executive Officer from time to time. The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered.

1.2                               Employment Term.  The term of Executive’s employment under this Agreement shall commence as of April 17, 2017 (the “Effective Date”) and shall continue for 24 months, unless earlier terminated in accordance with Section 4 hereof.  The term of Executive’s employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the “Employment Term,” such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective “Employment Term” as that term is defined below.  The period commencing as of the Effective Date and ending 24 months thereafter or such later date to which the term of Executive’s employment under the Agreement shall have been extended by mutual written agreement is referred to herein as the “Employment Term.”

1.3                               Extent of Service.  During the Employment Term, Executive agrees to use Executive’s best efforts to carry out the duties and responsibilities under Section 1.1 hereof and, subject to Section 1.1, to devote substantially all Executive’s business time, attention and energy thereto.  Executive may not serve as a Director on more than two Boards without prior written consent of the Company’s Board of Directors (the “Board”), which consent shall not be unreasonably withheld.

1.4                               Base Salary.  The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $410,000 (U.S.), payable at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). The Executive’s Base Salary may be increased but not decreased by the Board or the Compensation Committee in their sole discretion, in which case all references to Base Salary in this Agreement shall refer to such increased amount.

1.5                               Cash Incentive Compensation. Executive shall be eligible to earn an annual cash bonus of up to forty percent (40%) of the Base Salary (the “Maximum Bonus”). The actual amount of such bonus, if any, will be determined by the Board in its sole discretion, based upon Executive’s achievement of a series of mutually agreed upon performance milestones. The 2017 bonus, if any, shall be paid pro-rata based on the Effective Date. Any bonus shall be paid on or before April 14 of the year following the year to which such bonus relates. Subject to Section 4, Executive must be employed by the Company on the bonus payment date in order to be eligible for any such payment.

1.6                               Equity Incentive Compensation. Subject to the approval of the Board’s Compensation Committee, Executive will be granted an option to purchase 375,000 shares of the Company’s common stock (the “Option”) pursuant to the Company’s Inducement Stock Incentive Plan on the first trading day of the month following the Effective Date. The Option shall have an exercise price per share of Company common stock equal to the closing price on the date of grant and shall be subject to, and governed by, a stock option award agreement between Executive and the Company. The Option shall be subject to the same vesting terms and conditions as those applicable to stock option awards granted to similarly situated executives of the Company.

1.7                               Other Benefits.  During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company’s senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time (the “Benefit Coverages”), including, without limitation, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance and 401(k) plan (non-matching).  Executive shall be provided office space and staff assistance appropriate for Executive’s position and adequate for the performance of his duties and responsibilities.

1.8                               Reimbursement of Expenses; Vacation; Sick Days and Personal Days.  Executive shall be provided with reimbursement of reasonable and necessary expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group, subject to Executive’s itemization and substantiation of such expenses.  Executive shall be entitled to three (3) personal days, twelve (12) Company-paid holidays and four (4) weeks of paid vacation per calendar year, each pro-rated for 2017 based on the Effective Date; provided, however, that Executive shall not utilize more than ten (10) consecutive business days without the express consent of the Chief Executive Officer. Paid vacation shall be earned per diem during 2017 and annually on a calendar year basis thereafter. Unused vacation time will be forfeited as of December 31 of each calendar year of the Employment Term.  Executive shall be entitled to no more than an aggregate of ten (10) sick days and personal days per calendar year.

1.9                               No Other Compensation.  Except as expressly provided in Sections 1.4 through 1.8, Executive shall not be entitled to any other compensation or benefits.

2.                                      Confidential Information.  Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses,  financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as “Confidential Information”).  Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information.  Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information.  All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company. Unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information.  Upon termination of Executive’s employment, the Executive agrees to immediately return to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession and all other property of the Company and its affiliates in Executive’s possession, including but not limited to all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its affiliates, its current or prospective customers, clients, products or services. As a condition of Executive’s continued employment with the Company and in order to protect the Company’s interest in such proprietary information, the Company shall require Executive’s execution of a Confidentiality Agreement and Inventions Agreement in the form attached hereto as Exhibit “A” (the “Confidentiality Agreement”), and incorporated herein by this reference.

3.                                      Non-Competition; Non-Solicitation.

3.1                               Non-Compete.  The Executive hereby covenants and agrees that during the Employment Term and for a period of one year thereafter (the “Restricted Period”), the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area.  For the purpose of this Section 3.1, (i) “Competing Business” means any biotechnology or pharmaceutical company, any contract manufacturer, any research laboratory or other company or entity (whether or not organized for profit) that has, or is seeking to develop, one or more products or therapies that is related to plecanatide and (ii) “Covered Area” means all geographical areas of the United States and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents.  Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

3.2                               Non-Solicitation.  The Executive further agrees that during the Restricted Period, the Executive will not (i) solicit or induce, or attempt to solicit or induce, any person or entity that is a current or prospective customer or supplier of the Company and/or its affiliates’ to divert all or any part of such person or entity’s business from the Company or any of its affiliates to any other person, entity or competitor, (ii) induce or attempt to induce, directly or indirectly, any person to leave his or her employment or service with the Company and/or its affiliates, (iii) hire any employee or independent contractor of the Company and/or its affiliates, or (iv) assist any other person or entity in any way to do, or attempt to do, anything prohibited by Section 3.2 (i), (ii) or (iii).

3.3                               Tolling; Remedies. In the event of any violation of the provisions of Sections 3.1 or 3.2, Executive acknowledges and agrees that the post-termination restrictions contained in Sections 3.1 or 3.2 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein.  Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 3 or the Confidentiality Agreement will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach of this Section 3 or the Confidentiality Agreement or the continuation of any such breach by the Executive without the necessity of proving actual damages. If Executive breaches this Section 3 or the Confidentiality Agreement following termination of employment, the Company shall be entitled to cease making any severance payments being made pursuant to this Agreement.

4.                                      Termination:

4.1                               Termination Without Cause or for Good Reason.

(a)                                 If this Agreement (1) expires as a result of the Company’s provision of written notice to Executive of its election not to renew the Employment Term in accordance with Section 1.2 hereof or (2) is terminated (x) by the Company other than (i) for Cause (as defined in Section 4.4 hereof) or (ii) as a result of Executive’s death or Permanent Disability (as defined in Section 4.2 hereof), or (y) by Executive for Good Reason (as defined in Section 4.1(b) hereof) (each of (1), (2)(x) or (2)(y), a “Qualifying Termination”), Executive shall receive payment in respect of compensation earned but not yet paid (the “Compensation Payment”) which amount shall be paid in a cash lump-sum within ten (10) days of the date of termination.  Further, provided the Executive timely executes a general release of all claims against the Company in the customary form provided by the Company (a “Release”) and the Release becomes effective within 60 days following the date of Executive’s termination, Executive shall receive or commence receiving on the next regularly scheduled payroll date following the effective date of the Release:

(i)                                    a severance payment (the “Severance Payment”) in an amount equal to twelve (12) months of Executive’s Base Salary (and disregarding any reduction to Executive’s Base Salary that may give rise to a termination by Executive for Good Reason), which amount shall be paid in substantially equal installments at the same time Base Salary would be paid over the twelve (12) month period following termination if Executive had remained employed with the Company; provided, however, that if the 60-day period for the Release to become effective begins in one calendar year and ends in a second calendar year, the first installment of the Severance Payment shall not be paid until the second calendar year and shall include all amounts that would have been paid prior to such date if such delay had not applied;

(ii)                                 immediate vesting of all unvested stock options and the extension of the exercise period of such options to the earlier of (i) the expiration of the original term of the such options, and (ii) 10 years following the date of termination; and

(iii)                              payment of the full cost of comprehensive medical insurance for Executive under the Consolidated Omnibus Budget Reconciliation

Act (“COBRA”) until the earliest of: (i) twelve (12) months after the date of Executive’s termination of employment; (ii) the date Executive is no longer eligible for benefits under COBRA; or (iii) the date Executive obtains other employment that offers substantially comparable medical insurance coverage. Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA premium contributions as described under this Section 4.1(a)(iii), would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act, Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”) or applicable regulations or guidance issued thereunder, Executive and the Company agree to work together in good faith to restructure such benefit.

Failure to execute and return the Release or revocation within the 60 day period following the date of termination of Executive’s employment shall be a waiver by Executive of Executive’s right to severance, provided that such Release is delivered to the Executive within ten days of the termination of employment and does not deviate materially from the Company’s customary form.

(b)                                 For purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express prior written consent):

(i)                                   Any material breach by Company of any provision of this Agreement, including any material reduction by Company of Executive’s duties or responsibilities (except in connection with the termination of Executive’s employment for Cause, as a result of Permanent Disability, as a result of Executive’s death or by Executive other than for Good Reason);

(ii)                                A reduction by the Company in Executive’s Base Salary or any  failure of the Company to reimburse Executive for material expenses described in Section 1.8 of this Agreement;

(iii)                             The Executive directly reporting to any officer other than the Chief Executive Officer; or

(iv)                            Moving the principal offices of Company to a location outside of the Metropolitan New York Area;

provided, however, that no event described in clause (i), (ii), (iii) or (iv) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days of the first date on which Executive has knowledge of such conduct, and (B) Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so.  Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.

4.2                               Permanent Disability.  If Executive becomes totally and permanently disabled (as defined in the Company’s disability benefit plan applicable to senior executive officers as in effect on the date thereof and determined by an independent competent medical authority selected by the Company and approved by the Executive, such approval not to be unreasonably withheld) (“Permanent Disability”), Company or Executive may terminate this Agreement on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

(i)                                    amounts payable pursuant to the terms of the disability insurance policy or similar arrangement which Company maintains for the Executive, if any, during the term hereof;

(ii)                                the Compensation Payment which shall be paid to Executive as a cash lump sum within 30 days of such termination; and

(iii)                             immediate vesting of all unvested stock options.

4.3                               Death.            In the event of Executive’s death during the term of his employment hereunder, Executive’s estate or designated beneficiaries shall receive or commence receiving, as soon as practicable in accordance with the terms of this Agreement:

(i)                                   any death benefits provided under the Executive benefit programs, plans and practices in which the Executive has an interest, in accordance with their respective terms;

(ii)                                the Compensation Payment which shall be paid to Executive’s estate as a cash lump sum within 30 days of such termination; and

(iii)                             such other payments under applicable plans or programs to which Executive’s estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

4.4                               Voluntary Termination by Executive: Discharge for Cause.

(i)                                   The Company shall have the right to terminate this Agreement for Cause (as hereinafter defined). In the event that Executive’s employment is terminated by Company for Cause or by Executive other than (x) for Good Reason, (y)as a result of the Executive’s Permanent Disability or death, prior to the date of termination of Executive’s employment or (z) in connection with the Company’s provision of written notice of its intent not to renew the Employment Term under Section 1.2, Executive shall be entitled only to receive, as a cash lump sum within 30 days of such termination, the Compensation Payment.

(ii)                                 As used herein, the term “Cause” shall mean (A) a material breach or material default (including, without limitation, any material dereliction of duty) by Executive of this Agreement or any agreement between Executive and the Company, except for any such breach or default which is caused by Executive’s Permanent Disability, or a repeated failure by Executive to follow the direction of the Chief Executive Officer or the Board; (B) Executive’s gross negligence, willful misfeasance or breach of fiduciary duty to the Company or its affiliates; (C) the commission by Executive of an act or omission involving fraud, embezzlement, misappropriation or dishonesty in connection with Executive’s duties to the Company or its affiliates or that is otherwise likely to be materially injurious to the business or reputation of the Company or its affiliates; or (D) Executive’s conviction of, indictment for, or pleading guilty or nolo contendere to, any (x) felony or (y) other crime involving fraud or moral turpitude. For purposes of this subsection, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Any determination of whether Cause exists shall be made by the Board in its sole discretion. With respect to clause (A), Executive will be given notice and a 30-day period in which to cure such breach, only to the extent such breach can be reasonably expected to be able to be cured within such period.

4.5                               Section 280G Cutback. If it is determined that the aggregate of all Payments (as defined below) that would be subject to the Excise Tax (as defined below), reduced by all Federal, state and local taxes applicable thereto, including the Excise Tax, is less than the amount Executive would receive, after all such applicable taxes, if Executive received Payments equal to an amount which is $1.00 less than three times Executive’s “base amount”, as defined in and determined under Section 280G of the Code, then, in order to maximize Executive’s net after-tax return on the Payments, such Payments shall be automatically reduced or eliminated to the extent necessary so that the aggregate Payments received by Executive will not be subject to the Excise Tax.  If a reduction in the Payments is necessary, reduction shall occur in the following order: (A) by first reducing or eliminating the portion of the Payments which are not payable in cash and are not attributable to equity awards (other than that portion of the Payments subject to clause (C) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (C) hereof), (C) then by reducing or eliminating the portion of the Payments which are not payable in cash and are attributable to equity awards, and (D) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. For purposes of this Section 4.5, “Payment” shall mean any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan program or arrangement of the Company, including without limitation any restricted stock, stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing.  For purposes of this Section 4.5, the “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), and any similar tax imposed by state or local law, and any interest or penalties with respect to such excise tax. The determination of whether the Payments shall be reduced as provided in this  Section 4.5 hereof and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company and such determination, absent manifest error, shall be binding, final and conclusive upon the Company and Executive.

4.6                               Change of Control. In the event that (i) a Qualifying Termination occurs within one year after the date a Change of Control (as defined below); (ii) Executive complies with all of his obligations under all agreements with the Company; and (iii) executes the Release and allows it to become effective pursuant to the timing requirements of Section 4.1, then in addition to the payments and benefits specified in Section 4.1, Executive shall receive, within 30 days following the date of termination, a payment equal to the Maximum Bonus, for the calendar year in which the termination occurs, prorated to reflect the portion of the year during which Executive was employed. To the extent Executive is eligible to receive severance pursuant to the Company’s change of control severance policy upon a termination without Cause, such severance shall be reduced by any severance Executive is entitled to receive pursuant to this Agreement in connection with such termination. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company or any executive benefit plan sponsored by the Company, or such person on the Effective Date hereof is a 20% or more beneficial owner, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period, constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office, who were directors at the beginning of such two-year period.

5.                                      General Provisions.

5.1                               Modification; No Waiver.  No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto.  Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections shall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement.  The exercise by any party of any of its rights or any of its elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

5.2                               Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:	Synergy Pharmaceuticals, Inc.
420 Lexington Avenue, Suite 1609
New York, NY 10170

If to Executive, to:	Gary G. Gemignani
288 Middlesex Road
Darien, CT 06820

Or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

5.3                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

5.4                               Further Assurances.  Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on his activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers.

5.5                               Severability.  Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

5.6                               Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession or by Executive notifying the Company that cash payment be made to an affiliated investment partnership in which Executive is a control person) or by Company, except that Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Company, and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.

5.7                               Entire Agreement.  This Agreement supersedes all prior agreements and understandings between the parties, oral or written, including, without limitation, the offer letter between the Company and Executive dated April 13, 2017 and any prior versions thereof.  No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

5.8                               Counterparts; Electronic Signature.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument.  This Agreement may be executed by electronic signature with original signatures to follow.

5.9                               Cooperation.  During and following the Employment Term, Executive shall give Executive’s assistance and cooperation, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for Executive’s employment obligations), in any matter relating to Executive’s position with the Company and its affiliates, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s (or an affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of Executive’s employment with the Company.  The Company will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by him (in accordance with Company policy) as a result of providing such requested assistance, subject to Executive’s itemization and substantiation of such expenses.

5.10                        Arbitration.  If any contest or dispute arises between the parties with respect to this Agreement or Executive’s employment or termination thereof, other than injunctive and equitable relief with regard to Section 3 hereof or the Confidentiality Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in New York, New

York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then in effect.  The decision of the arbitrator shall be final and binding on the parties and may be entered in any court of applicable jurisdiction.  The parties shall bear their own legal fees in any arbitration and shall split the fees of the AAA and the arbitrator.

5.11                        Withholding.  The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA and FUTA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.

5.12                        Section 409A.

(i)                                   The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii)                                A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless and until such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5.12(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum and any remaining payments and benefits due under this

Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)                             With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (y) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (z) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(iv)                            For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

SYNERGY PHARMACEUTICALS, INC.

By:	/s/ Gary S. Jacob
Gary S. Jacob
President and CEO

/s/ Gary G. Gemignani
Gary G. Gemignani
Executive

Exhibit A

Confidentiality Agreement and Inventions Agreement